EXHIBIT 99.1

Phone: 800-213-0689 www.SolarWindow.com	Ms. Briana L. Erickson SolarWindow Technologies, Inc. 10632 Little Patuxent Parkway, Suite 406 Columbia, MD 21044 Email: Briana@SolarWindow.com

SolarWindow CEO Letter to Shareholders - Join the Revolution

Columbia, Md. - February 16, 2016 - The following is a statement by John A. Conklin, President & CEO, SolarWindow Technologies, Inc. (OTCQB: WNDW):

Dear SolarWindow Shareholder:

Throughout history, revolutionary products ranging from the lightbulb and printing press to modern flight and mobile phones have benefited society at large and astute investors in particular.

Disruptive thinking has produced life-altering products such as penicillin, computers, and the system that connects billions of people – the Internet. Imagine the world today without the Internet.

Presently, two-thirds of the electricity generated in the US relies on fossil fuels, which are responsible for 99% of CO2 emissions and a leading contributor of global warming. A solution is desperately needed.

Single Greatest Innovation in Clean Energy

An answer to our damaging dependence on fossil fuels does indeed exist. In fact, in a single week, the sun produces 1,000 times the energy oil, natural gas and coal does in a full year – combined.

Our energy needs can actually be met with just 1/10,000th of the sunlight that falls on Earth each day and streams through billions of windows worldwide. Hard to imagine, but true.

Until now, however, no technology has been able to convert those solar rays into electricity like SolarWindow™, making it possibly the single greatest breakthrough technology in clean energy ever.

Transparent Window Produces 50 Times the Energy of PV Panels and Has 1 Year Payback

Our transparent window technology is so revolutionary that it has been presented before members of the U.S. Congress, has won awards and received recognition in many well-known publications.

Unlike any product before, according to validated modeling, SolarWindow™ produces 50 times greater energy than rooftop panels, has a one year modeled payback and even works in the shade.

SolarWindow™ could turn entire buildings into power generators and, as CNBC stated, "give our cities the ability to harvest their own energy needs."

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Developed-in-America Energy Revolution

What began as an idea could soon be on millions of tall towers everywhere. And we owe it to our shareholders and supporters - without their help, the SolarWindow™ would still be just an idea.

To thank our supporters, we are inviting all those who are accredited investors to invest alongside our key shareholders in possibly our most important round of funding.

We encourage you to discover why investing now could quickly make SolarWindow™ amongst the greatest innovations ever. Please visit www.SolarWindow.com/Revolution to learn more.

Your participation in our limited time funding will help bring our Developed-In-America energy revolution to the US market and eventually around the globe.

Limited Time Offering With Special Discounts and Terms

With 5 million commercial buildings in the US alone, which consume almost 40% of the electricity, the SolarWindow™ is the "the kind of product that architects, developers, customers, and energy advocates have long awaited," said industry executive, and now SolarWindow VP, Patrick Sargent.

Available by invitation only, accredited investors who participate in this funding will not only help towards bringing our transparent electricity-generating technology to market, but will also enjoy special terms, such as warrants to acquire additional shares in the future at today's price.

Whether you are considering investing $10,000, $100,000 or more, please call (800) 213-0689 or visit www.SolarWindow.com/Revolution to learn how to invest in this limited time offering.

Thank you for your support and welcome to the SolarWindow™ revolution.

Yours truly,

SOLARWINDOW TECHNOLOGIES, INC.

John Conklin

President

IMPORTANT DISCLAIMER

This letter does not constitute or form a part of any offer or solicitation to purchase or subscribe for securities in the United States or in any jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by the Private Placement Memorandum dated February 16, 2016 and the exhibits and appendices thereto (the "Memorandum"), available at www.SolarWindow.com/Revolution; the statements made in this letter are qualified in their entirety by reference to the Memorandum.

This letter contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although SolarWindow Technologies, Inc. (the "Company") believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," " "anticipate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. There can be no assurance that further research and development will validate and support the results of our preliminary research and studies or that we will be able to develop commercially viable products on the basis of our technologies. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.